Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2011 with respect to the financial statements of Business Development Corporation of America contained in Supplement No. 2 to the Prospectus contained in this Registration Statement. We consent to the use of the aforementioned report in Supplement No. 2 to the Prospectus contained in this Registration Statement.

/s/ GRANT THORNTON, LLP

Philadelphia, Pennsylvania

March 30, 2011